AMENDMENT

TO CERTAIN RESTRICTED STOCK UNIT AWARD AGREEMENTS

ISSUED UNDER THE

AMERICAN ELECTRIC POWER SYSTEM
LONG-TERM INCENTIVE PLAN

This Amendment is made to the restricted stock unit award agreements (each, an “Agreement”) furnished to <Name> (referred to in this Amendment as “you”), the undersigned, by American Electric Power Company, Inc. (“AEP”) that bear the following grant dates for the indicated number of restricted stock units:

Grant Date	Number of Stock Units Granted

By agreeing to this Amendment, AEP and you intend that any deferral of compensation that is subject to the requirements of section 409A of the Internal Revenue Code pursuant to each Agreement comply with such requirements.  This Amendment does not change the Vesting Dates listed in each Agreement, but clarifies the accelerated vesting provisions of each Agreement and otherwise amends and restates the remaining terms and provisions of each Agreement to read as follows:

“Restricted Stock Units
This award agreement entitles you to the aggregate number of Restricted Stock Units specified above ("RSUs") each of which, if and when it vests, will convert to a single share of AEP's Common Stock, $6.50 par value.  Upon vesting, RSUs are converted to AEP Common Stock and delivered to you in accordance with the other terms and provisions of this Agreement.  RSUs have no voting rights and are not entitled to receive any dividend declared on AEP Common Stock.  However, RSUs are entitled to additional RSUs (“Dividend Equivalents”) of an equal value to dividends paid on AEP Common Stock, as described below.

Dividend Equivalents
Dividend Equivalents on outstanding RSUs are applied as additional RSUs.  The number of additional RSUs awarded due to dividends is calculated as the value of the dividend for a number of shares of AEP common stock equal to the number of outstanding RSUs divided by the closing price of AEP Common Stock on the dividend payment date.

No additional RSUs will be awarded as Dividend Equivalents after conversion of the related RSUs into Common Stock.  See Conversion of Vested Stock Units and Delivery of Shares, below.

Vesting of Restricted Stock Units
Your RSUs (other than Dividend Equivalents) shall vest, subject to your continuous AEP employment through the vesting date, in accordance with the vesting schedule as set forth in each Agreement, except as otherwise provided for in this Amendment.  See the sections of this Amendment entitled Accelerated Vesting and Vesting of Dividend Equivalents, below.

Accelerated Vesting of Restricted Stock Units (other than Dividend Equivalents)
RSUs (other than Dividend Equivalents) may vest earlier than the dates shown in the Vesting Schedule, above, as follows:

Retirement:  As of your Retirement Eligibility Date, the RSUs, to the extent outstanding but not vested, shall vest; provided, however, such vested units shall not convert to AEP Common Stock nor be delivered until the applicable Retirement Payment Date.

Severance:  As of your Severance Date, a fractional portion of your outstanding but non-vested RSUs, shall vest. The portion of the outstanding, non-vested RSUs that vest under this provision is determined as follows:

The number of complete calendar months between (i) the date your employment with AEP terminates as the direct result of the Triggering Event and (ii) the Vesting Date that immediately precedes such date your employment terminates (or if you can and do incur such a termination of employment prior to any Vesting Date and one year after the Grant Date, the Grant Date specified with respect to such Agreement);

Divided by

The number of complete calendar months between (i) the Vesting Date that immediately precedes the date your employment with AEP terminates as the direct result of the Triggering Event (or if you can and do incur such a termination of employment prior to any Vesting Date and at least one year after the Grant Date, the Grant Date specified with respect to such Agreement); and (ii) the Vesting Date that immediately follows the date your employment with AEP terminates as the direct result of the Triggering Event;

Multiplied by

The number of currently outstanding, non-vested RSUs that would have vested had you remained continuously employed by AEP through the Vesting Date immediately following the date your employment with AEP terminates as the direct result of the Triggering Event.

RSUs that vest as a result of your severance shall be converted to AEP Common Stock and delivered to you as of your Severance Date in accordance with the section of this Amendment entitled Delivery of Shares of Common Stock, below.

Death:  Upon your death prior to the termination of your employment with AEP, the RSUs, to the extent outstanding but not vested, shall vest, be converted into AEP Common Stock and delivered to your designated beneficiaries under the LTIP (or if you have not effectively designated any beneficiary under the LTIP, to your estate) as soon as administratively practicable following your death.

Change In Control:  Upon a Change in Control prior to the termination of your employment with AEP, the RSUs, to the extent outstanding but not vested, shall vest, be converted into AEP Common Stock and delivered as of the date of the Change in Control in accordance with the section of this Amendment entitled Delivery of Shares of Common Stock, below.  During the sixty (60) day period from and after such Change in Control you shall have the right to exchange the AEP Common Stock converted from such RSUs as the result of the Change In Control for cash in an amount equal to the Change in Control Price Per Share multiplied by the number of shares of AEP Common Stock as to which you are exercising such right by giving notice to AEP within such sixty (60) day period.  Such cash payment shall be made within thirty (30) days of such notice and the release of all rights with respect to such shares of AEP Common Stock, but no later than the March 15 immediately following the calendar year of the Change in Control.

Dividend Equivalents vest separately from the underlying RSUs.  See the section of this Amendment entitled Vesting of Dividend Equivalents, below.

Other Terminations
Except as described in the following sentence involving circumstances that may give rise to a Severance Date for you, upon the termination of your employment with AEP for any reason prior to your Retirement Eligibility Date, your Severance Date, your death or a Change in Control, any non-vested RSUs and non-vested Dividend Equivalents shall be forfeited, and you shall have no rights or interests in or with respect to such non-vested RSUs.  If your employment with AEP is terminated under circumstances that may give rise to a Severance Date for you, to the extent your non-vested RSUs and non-vested Dividend Equivalents do not vest by reason of a Severance Date for you, they shall be forfeited as of the date it becomes reasonably certain that such Severance Date shall not occur, but no later than 45 days after the termination of your employment with AEP.

Vesting of Dividend Equivalents
Additional RSUs awarded as Dividend Equivalents vest upon your continuous AEP employment through the last Vesting Date specified in the Vesting Schedule in such Agreement (the “Final Vesting Date”); provided, however, that:

•	Dividend Equivalents that are outstanding as of your Retirement Eligibility Date shall vest as of your Retirement Eligibility Date, if such date is earlier than the Final Vesting Date;
•	Dividend Equivalents credited after your Retirement Eligibility Date shall be vested at the time they are awarded;
•
Dividend Equivalents that are outstanding as of your Severance Date (to the extent they relate to RSUs that either have previously vested or that vest as of your Severance Date) shall vest as of your Severance Date if you incur a Severance Date upon or following the involuntarily termination of your AEP employment and prior to both your Retirement Eligibility Date and Final Vesting Date;

•
Dividend Equivalents that are outstanding as of your death shall vest as of the date of your death if you die while continuously employed by AEP, but prior to both your Retirement Eligibility Date and Final Vesting Date; and

•	Dividend Equivalents that are outstanding shall vest as of the date of a Change in Control if the Change in Control occurs prior to the termination of your employment with AEP.

Definitions
In addition to the terms defined elsewhere in this Agreement, the following shall be defined terms when used in this Agreement:

 “AEP” means American Electric Power Company, Inc.; a New York Company; and its subsidiaries and affiliates.

“Change in Control Price Per Share” means (i) if the Change in Control is the result of a tender or exchange offer for, merger of, or sale or disposition of all or substantially all of the assets of, AEP, the consideration per share of Common Stock received by the shareholders in connection with such transaction, or, if (i) is not applicable, (ii) the highest Fair Market Value of a share of Common Stock during the ninety (90) day period prior to and including the date of a Change in Control. To the extent that the consideration paid in any such transaction described in (i) above consists all or in part of securities or other non-cash consideration, the value of such securities and other non-cash consideration shall be the fair market value as determined by such reasonable methods or procedures as shall be established by the Committee.

“Key Employee” means those employees those employees specified in accordance with policies adopted by AEP from time to time for purposes of complying with the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code.  As of the date of this Amendment, such policies specify that Key Employees for the period February 1 through the next following January 31 are those employees who, as of the December 31 immediately preceding the February 1 beginning date either (a) held the office of Vice President or higher with an AEP System company; or (b) were employed by an AEP System company at exempt salary grade 34 or higher.

"Retirement Eligibility Date" means the date prior to your termination of employment with AEP that all of the following conditions are satisfied: (i) You have attained age 55, (ii) you have completed of at least five (5) years of service with AEP; and (iii) you have remained continuously employed with AEP for one (1) year from the Grant Date specified in such Agreement.

“Retirement Payment Date” means the earlier of the applicable Vesting Date for such units or the date of your termination of employment with AEP and all Subsidiaries; provided, however, if you are a Key Employee as of the date of your termination of employment, the date that is six (6) months after the date of your termination of employment shall be substituted for the date of your termination of employment.

“Severance Date” means the date that all of the following conditions are satisfied: (i) you were continuously employed with AEP for one (1) year from the Grant Date under such Agreement, (ii) your employment with AEP is involuntarily terminated prior to your Retirement Eligibility Date as the direct result of a Triggering Event, (iii) on or before the date your employment with AEP is terminated, you do not receive an offer of employment with the purchaser or successor employer; (iv) on or before the date your employment with AEP is terminated, you do not receive an offer of employment with AEP that is at the same or higher base pay (determined without regard to overtime pay, bonuses, premium payments, incentive compensation or any other form of additional compensation) and does not require relocation of your primary residence; and (v) you are presented with and then timely sign and return the Severance and Release of All Claims Agreement within 45 days after your employment with AEP is terminated.  For purposes of clause (ii), your employment will not be considered terminated as the direct result of a Triggering Event if (A) your employment terminates following the expiration of a specific term of employment previously identified between you and AEP, regardless of the reason for not extending or renewing your employment, or (B) you fail to remain employed with AEP up to and including the date established by AEP for the termination of your employment pursuant to the Triggering Event, or (C) AEP does not present you with a Severance and Release of All Claims Agreement on or before the date your employment with AEP is terminated.  AEP retains sole discretion over any determination of whether and when it will present you with a Severance and Release of All Claims Agreement and the terms of any such agreement.

“Severance and Release of All Claims Agreement” means a Severance and Release of All Claims Agreement in a form acceptable to AEP or its Subsidiary, whereby you agree to waive and release AEP, all AEP System companies and all of their respective officers, directors, employees, agents and representatives of and from any and all claims.

“Triggering Event” means the restructuring, consolidation, downsizing, closing, sale and/or divestiture of AEP or part thereof under circumstances that are not a Change in Control.

“Vesting Date” means each date set forth in the Vesting Schedule of such Agreement.

Restricted Stock Units Are Nontransferable
No RSUs or Dividend Equivalents shall be sold, exchanged, pledged, transferred, assigned, or otherwise encumbered, hypothecated or disposed of by you (or any beneficiary) other than by testamentary disposition by you or by the laws of descent and distribution.

Conversion of Vested Stock Units and Delivery of Shares

Conversion to Common Stock:  Each RSU and Dividend Equivalent shall be converted into a single share of AEP Common Stock upon vesting or, if you satisfy the Retirement Eligibility Date conditions, your Retirement Payment Date.  Shares of AEP Common Stock shall be delivered in accordance with the section of this Amendment entitled Delivery of Shares of Common Stock.  Fractional RSUs that constitute less than a single share may be converted to cash at AEP’s option.

Delivery of Shares of Common Stock:  The shares of Common Stock resulting from the conversion of your vested RSUs and Dividend Equivalents, shall be delivered to you or to an account set up for your benefit with a broker/dealer designated by the Company (the “Broker/Dealer Account”) within a reasonable time (generally 3 days) after such shares are converted as described in the section of this Amendment entitled Conversion to Common Stock, above.  Such shares shall be delivered on or before March 15 of the calendar year following the calendar year during which the RSUs and Dividend Equivalents became vested; except that to the extent such shares are to be delivered in connection with your Retirement Payment Date, such shares shall be delivered within 60 days after your Retirement Payment Date.

AEP Common Stock and all LTIP participants remain subject to all applicable legal and regulatory restrictions such as insider trading restrictions and black-out periods.

Tax Withholding
AEP shall withhold any and all applicable income, employment and other taxes required to be withheld in connection with the RSUs described in each Agreement.  AEP may reduce the number of vested RSUs credited to you or the number of shares of Common Stock delivered to you to satisfy such tax withholding obligation.  The amount of such reduction shall be based upon the Fair Market Value of AEP Common Stock as of the applicable Vesting Date or Retirement Payment Date; provided, however, that any reduction to your vested RSUs for applicable tax withholding shall not exceed such limits as may be applicable to comply with the requirements of Code Section 409A.

LTIP Incorporated By Reference
This Amendment and each Agreement shall be subject in all respects to the terms and provisions of the LTIP, all the terms and provisions of which are made a part of and incorporated in each Agreement (as if they were expressly set forth therein).  In the event of any conflict between the terms of an Agreement (as amended by this Amendment) and the terms of the LTIP, the terms of the LTIP shall control.  Any capitalized term not defined in this Amendment or an Agreement shall have the same meaning as is ascribed thereto under the LTIP.

No Special Employment Rights
Nothing contained in the LTIP or this Amendment or any Agreement shall be construed or deemed by any person under any circumstances to bind the Company to continue your employment for the Vesting Period or for any other period.

Termination
The RSUs subject to this Amendment or any Agreement shall terminate and be of no force or effect in accordance with the terms and provisions of the relevant sections of this Amendment entitled Other Terminations, above.

Notice
Any Notice that may be required or permitted under this Amendment or any Agreement shall be in writing, and shall be delivered in person or via fax transmission, overnight courier service or certified mail, postage prepaid, properly addressed as follows:

Notice to AEP:  If such notice is to AEP, to the attention of the Executive Compensation Department, American Electric Power, 1 Riverside Plaza, Columbus, OH 43215, or at such other address as AEP, by notice to you, may designate in writing from time to time.

Notice to You:  If such notice is to you, at the address as shown on the records of AEP or at such other address as you, by notice to AEP, may designate in writing from time to time.”

IN WITNESS WHEREOF, AEP has caused this Amendment to be executed by its duly authorized officer as of October 17, 2008, and you have hereunto set your hand as of the date set forth below your signature.

AMERICAN ELECTRIC POWER COMPANY, INC.

By: /s/ Michael G. Morris
     Michael G. Morris
     Chairman, President and Chief Executive Officer

______________________________________
<Name>

__________________________
Date